Exhibit 10.1

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed

RESEARCH AND LICENSE AGREEMENT

This Research and License Agreement (this “Agreement”) is entered into on November 27, 2022 (the “Effective Date”), by and between Hadasit Medical Research Services & Development, Ltd. of Jerusalem Bio Park, Hadassah Ein-Kerem Medical Center, P.O.B. 12000, Jerusalem 91120, Israel (“Hadasit”), BIRAD – Research and Development Company Ltd. of Bar Ilan University, Bldg. 102, Ramat Gan 5290002, Israel (“BIRAD”) (Hadasit and BIRAD, collectively, the “Licensors”) and Immix Biopharma Cell Therapy, Inc., a Delaware corporation, having a place of business at 11400 West Olympic Blvd Suite 200 Los Angeles, CA 90064 United States (“Company”). Each of Company and Licensor may be referred to as a “Party” and together as the “Parties”.

WHEREAS:	Hadasit is the wholly-owned subsidiary of Hadassah Medical Organization (“HMO”) and serves as its commercial arm; and

WHEREAS:	BIRAD is a wholly-owned subsidiary of Bar-Ilan University (“BIU”) and serves as its commercial arm; and

WHEREAS:	In the course of research conducted jointly at HMO and BIU, Prof. Polina Stepensky, Dr. Shlomit Kfir-Erenfeld and Dr. Nathalie Asherie of HMO (the “HMO Researchers”) and Prof. Cyrille J. Cohen and Dr. Ortal Harush of BIU (the “BIU Researchers”) and together with the HMO Researchers, the “Researchers”) arrived at an invention entitled, “Anti-BCMA CAR-T cells to target plasma cell” (the “Invention”) in respect of which * (the “Existing Patent Applications”) and have also developed related know-how as more fully described below; and

WHEREAS:	Hadasit and BIRAD entered into an Inter-Institutional Agreement dated February 10, 2022, to regulate the administration and commercialization of the Invention between them, whereby Hadasit was designated as the lead party; and

WHEREAS:	An investigator-initiated Phase I clinical trial with the use of the Invention under the supervision of Prof. Polina Stepensky is currently ongoing at HMO pursuant to protocol no. HBI0101 (the “Protocol”, and the “Clinical Trial”, respectively); and

WHEREAS:	The Company is engaged in developing and commercializing novel tissue specific therapeutics targeting oncology, among other immune dysregulated diseases and disorders; and

WHERAS:	Company wishes to obtain a license to the Invention and other Licensed Technology in the Field (all as defined below) in order to develop and obtain regulatory approval for and commercialize products and/or services based thereon; and

WHEREAS:	Company has represented to Licensors, in order to induce Licensors to enter into this Agreement, that Company shall commit itself to use diligent efforts to develop, obtain regulatory approval for and commercialize such products and/or services, and that it has the financial capacity and the strategic commitment to do so.

NOW, THEREFORE, the Parties, intending to be legally bound, hereby agree as follows:

1.	Definitions

Terms capitalized herein, and in the Exhibits to this Agreement, shall have the meanings set forth below.

1.1.	“Affiliate” means, with respect to any Person, any other Person which directly or indirectly Controls, is Controlled by or is under common Control with such Person.

1.2.	“BIU Personnel” means the BIU Researchers and any other employee, student, consultant, contractor or other researcher of BIU.

1.3.	“Calendar Quarter” means each of the periods of three (3) consecutive calendar months ending on March 31, June 30, September 30, and December 31, for so long as this Agreement is in effect.

1.4.	“Consultation Results” means any and all Results arising from or resulting from Consultation Services, which do not constitute Joint Technology.

1.5.	“Consultation Services” means any consultation services relating to the Licensed Technology and/or the Development Results, other than the Research, that are undertaken for the Company by any of the HMO Personnel or the BIU Personnel during any period in which such person is employed by HMO, Hadasit, BIU and/or BIRAD (including without limitation, part-time employment, Sabbaticals and leave of absence, and Professor Emeritus status) and during a period of one (1) year thereafter, whether such work is undertaken as an independent contractor or as an employee of the Company.

1.6.	“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or otherwise. Without limiting the foregoing, Control will be presumed to exist when a person, organization or entity (a) owns or directly controls fifty percent (50%) or more of the outstanding voting share capital or other ownership interest of the other organization or entity; or (b) possesses, directly or indirectly, the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the other organization or entity.

1.7.	“Development Milestones” means the development and commercialization milestones set forth in Exhibit D hereto, which notwithstanding anything to the contrary in this Agreement shall constitute binding obligations of the Company.

1.8.	“Development Plan” means the plan for the research, development and commercialization of Licensed Products attached hereto as Exhibit C, as such plan may be adjusted from time to time pursuant to Section 5.2. The Development Plan sets forth Company’s projected work plan for achieving each of the Development Milestones.

1.9.	“Development Results” means the results of activities carried out by the Company and/or its Affiliates and/or Sublicensees or by third parties at the direction of any of the foregoing pursuant to the Development Plan and/or n respect of the development and/or commercialization of the Licensed Products, including any invention, patent or patent application, product, material, method, process, technique, know-how, data, information or other result which do not form part of the Licensed Technology, including any regulatory filing filed, or approval obtained, by the Company, an Affiliate or Sublicensee in respect of the Licensed Products, as well as any information, material, results, devices and know-how arising therefore.

1.10.	“EC” means the applicable institutional ethics committee.

1.11.	“Exclusivity Right” means any exclusivity right such as data protection period, exclusivity for biologic drugs, pediatric exclusivity period (505A) or similar exclusivity right granted by a Regulatory Authority with respect to a Licensed Product that provides exclusivity in the relevant market.

1.12.	“FDA” means the United States Food and Drug Administration.

1.13.	“Field” means the treatment of plasma cell dyscrasias including, but not limited to: multiple myeloma, amyloidosis, and other BCMA-positive indications.

1.14.	“First Commercial Sale” means, with respect to any Licensed Product, the date of the first sale for end use or consumption of such Licensed Product by Company, an Affiliate of Company, or a Sublicensee, following receipt of Marketing Authorization in the country in which such Licensed Product is sold or otherwise provided, but specifically excluding any sale or other distribution of samples, or any sale or other distribution for use in a clinical trial or test market purposes or use for compassionate treatment (for clarity, revenues from sales or distributions for use in clinical trials or test market purposes or compassionate treatments shall be considered Net Sales notwithstanding that such sale is not considered a First Commercial Sale).

1.15.	“HMO Personnel” means the HMO Researchers and any other employee, student, consultant, contractor or other researcher of HMO.

1.16.	“HMO Principal Investigator(s)” means the researcher(s) who will be directing various portions of the Research, all as named in the Research Program.

1.17.	“Included Invention” shall have the meaning ascribed to such term in Section 4.7.

1.18.	“Joint Patents” means any patent or patent applications that claim, and only to the extent that they so claim, any Joint Results.

1.19.	“Joint Results” means any Results that are jointly developed by (a) HMO Personnel or BIU Personnel in the course of the performance of Consulting Services and/or the Research (excluding the Clinical Trial), and (b) one or more employees or consultants of the Company other than HMO Personnel or BIU Personnel.

1.20.	“Joint Technology” means the Joint Results and the Joint Patents.

1.21.	“License” shall have the meaning ascribed thereto in Section 4.1 below.

1.22.	“Licensed Information” means, collectively: (i) the Invention, (ii) the Licensed Know-How, (iii) the Research Results, and (iii) Consultation Results.

1.23.	“Licensed Know-How” means certain know-how directly relating to the Invention and developed by the Researchers prior to the Effective Date, which is generally described in Exhibit A(2) including, without limitation, the results of the Clinical Trial up to the Effective Date.

1.24.	“Licensed Patents” means (i) the Existing Patent Applications, (ii) all patent applications that are filed with respect to the Licensed Know-How, the Research Results and/or the Consultation Results; (iii) all patents that claim priority therefrom, and all inventions and other subject matter disclosed or claimed in any of the foregoing; and; and (iv) all divisional, continuation, and continuation-in-part, divisions, reissues, renewals, and patents granted thereon, all patents-of-addition, reissue patents, re-examinations and extensions or restorations by existing or future extension or restoration mechanisms, including, European Supplementary Protection Certificates (“SPCs”) (within the meaning of such term under Council Regulation (EU) No. 1768/92), or the equivalent thereof, all solely to the extent related to the foregoing. Exhibit A(1) shall include and shall be updated from time to time to reflect the status and inclusion of new Licensed Patents described in (i) through (iv) above.

1.25.	“Licensed Product” means any product, material, process or service that (i) uses, exploits, comprises, based on, contains or incorporates in whole or in part, the Licensed Technology, or that uses the Licensed Technology as a basis for subsequent modifications, such as modified products or processes; and/or (ii) the sale or provision of which would infringe a Licensed Patent but for the grant of the License. For the avoidance of doubt, CAR-T cell manufacturing technology which is developed in any manner described in (i) above shall be deemed a Product.

1.26.	“Licensed Technology” means (i) the Licensed Patents; (ii) the Licensed Information; and (iii) Licensors’ interests in any Joint Technology.

1.27.	“Marketing Authorization” means all approvals from the relevant Regulatory Authority necessary to market and sell a Licensed Product (including the rendering and sale of any service included within the definition of Licensed Products) in a country.

1.28.	“Net Sales” means the gross sales price invoiced by or on behalf of Company, its Affiliates and/or Sublicensees (in each case, the “Invoicing Entity”) in connection with sales of, or other methods of commercializing, Licensed Products including the rendering and/or sale of any service included within the definition of Licensed Products less the following to the extent applicable with respect to such sales and not previously deducted from the gross invoice price: (i) rebates, discounts and return credits or amounts repaid for returns, to the extent actually allowed and taken by third parties or repaid to third parties; (ii) amounts charged to customers in respect of shipping (where separately stated on the invoice); and (iii) sales, value added or similar taxes, custom duties or other similar governmental charges paid by customers for transfer in full to applicable tax authorities), but excluding any tax levied with respect to income; and (iv) bad debts (as determined in accordance with the relevant GAAP rules) provided that:

(a)	in any transfers of Licensed Products between an Invoicing Entity and an Affiliate of such Invoicing Entity not for resale by such Affiliate, Net Sales will be equal to the fair market value of the Licensed Products so transferred, assuming an arm’s length transaction made in the ordinary course of business, and

(b)	in the event that an Invoicing Entity receives non-cash consideration for any Licensed Products or in the case of transactions not at arm’s length with a non-Affiliate of an Invoicing Entity, Net Sales will be calculated based on the fair market value of such consideration or transaction, assuming an arm’s length transaction made in the ordinary course of business.

Sales of Licensed Products by an Invoicing Entity to its Affiliate for resale by such Affiliate will not be deemed Net Sales. Instead, Net Sales will be determined based on the gross amount billed or invoiced by such Affiliate upon resale of such Licensed Products to a third party purchaser. If such Affiliate does not resell any or part of the Licensed Products within six (6) months of delivery, such unsold Licensed Products shall be deemed as Net Sales.

1.29.	“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or any other entity or organization.

1.30.	“Priority Review Voucher” means a transferable priority review voucher awarded by the FDA pursuant to Section 524, Section 529 or Section 565A of the U.S. Federal Food, Drug and Cosmetic Act or any similar voucher that affords a priority review with the FDA and which is issued by virtue of a Licensed Product.

1.31.	“Regulatory Authority” means any applicable government regulatory authority involved in granting approvals for the manufacturing and marketing of a Licensed Product, including, in the United States, the FDA.

1.32.	“Research” means (i) the Clinical Trial; and (ii) sponsored research to be carried out at HMO, aimed at improving the production process of the Licensed Products as described in the Development Plan, and as further described in the Research Program, all of the foregoing to be carried out with research funding provided by the Company as per the Research Budget.

1.33.	“Research Budget” means the budget for the performance of Research set forth in Exhibit B(2), the amounts of which will be paid by Company to HMO, as indicated therein.

1.34.	“Research Period” means the duration of the Research, as envisaged in the Research Program.

1.35.	“Research Program” means the written plan(s) describing Research to be performed under this Agreement, attached hereto as Exhibit B(1). The Research Program for the Clinical Trial is the Protocol approved by the EC (as may be amended from time to time).

1.36.	“Research Results” means any and all Results generated in the course of the Research.

1.37.	“Research Team” means the HMO Personnel working on the Research at HMO, under the Research Program, under the direction of the HMO Principal Investigator.

1.38.	“Results” means any information, data, results, discoveries, inventions (whether or not patentable), methods, ideas, deliverables, processes (including manufacturing processes, specifications and techniques), methods, know-how, designs, models, assays, software, algorithms, devices, products, materials, samples, specimen, formulae, compounds, compositions, substances, antibodies, molecules, biological material, findings, research plans, designs for experiments and tests and results of experimentation and testing (including results of research or development), analyses, laboratory records, chemical, pharmacological, toxicological, clinical, analytical and quality control data, trial data, case report forms, data analyses, reports or summaries and information contained in submissions to, and information from, ethics committees and regulatory authorities.

1.39.	“Royalty Period” means, with respect to each Licensed Product, on a country-to-country basis, the period commencing on the Effective Date and ending on the later of (a) the expiration of the last-to-expire Valid Claim under a Licensed Patent (if any) in such country; (b) the date of expiration of any other Exclusivity Right or data protection period granted by a regulatory or other governmental authority with respect to a Licensed Product that provides exclusivity in the relevant country or (c) the end of a period of fifteen (15) years from the date of the First Commercial Sale of the applicable Licensed Product in such country.

1.40.	“Sales Milestone Payment” shall have the meaning ascribed thereto in Section 6.4.

1.41.	“Sublicense” means (a) any right granted, license given or agreement entered into by Company to or with any other Person, under or with respect to, or permitting any use of, any of the Licensed Technology, or otherwise permitting the development, manufacture, marketing, distribution, use and/or sale of Licensed Products (including the rendering and/or sale of any service included within the definition of Licensed Products); (b) any option or other right granted by Company to any other Person to negotiate for or receive any of the rights described under subsection (a); (c) any standstill or similar obligation undertaken by Company toward any other Person not to grant any of the rights described in subsection (a) or (b) to any third party; in each case regardless of whether such grant of rights, license given or agreement entered into is referred to or is described as a sublicense;

1.42.	“Sublicense Receipts” means any proceeds or other consideration that Company or any of its Affiliates receives from a Sublicensee in connection with the grant of a Sublicense or an option for a Sublicense and/or pursuant thereto, save for (i) amounts received by the Company which constitute royalties calculated on the basis of sales by Sublicensees in respect of which the Company is required to pay royalties to the Licensors; and (ii) amounts received from Sublicensees to cover the direct costs of Licensed Product-related research or development work to be performed by the Company for such Sublicensees Any revenues generated by a Sublicensee as a result of the sale of a Priority Review Voucher shall also be deemed Sublicense Receipts. In the event that Company or an Affiliate of Company receives non-cash consideration from a Sublicensee or in the case of transactions not at arm’s length, Sublicense Receipts shall be calculated based on the fair market value of such consideration or transaction, at the time of the transaction, assuming an arm’s length transaction made in the ordinary course of business.

1.43.	“Sublicensee” means any Person granted a Sublicense.

1.44.	“Territory” means worldwide, with the exception of: Israel, Cyprus and other countries in the Middle East.

1.45.	“Third Party Materials” shall have the meaning ascribed thereto in Section 10.4.

1.46.	“Valid Claim” means: (a) a claim of an issued and unexpired patent within the Licensed Technology that has not been (i) held permanently revoked, unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal; (ii) rendered unenforceable through disclaimer or otherwise; (iii) abandoned; or (iv) lost through an interference proceeding; and (b) a pending claim of a pending patent application within the Licensed Technology that has not been abandoned or finally rejected without the possibility of appeal or re-filing.

1.47.	In this Agreement, unless the context otherwise requires: (i) the singular shall include the plural and vice-versa; (ii) the masculine gender shall include the female gender; (iii) “including” or “includes” shall mean including, without limiting the generality of any description preceding such terms; (iv) the use of the term “or” shall mean “and/or”; and (v) any reference to the term “sale” shall include the sale, lease, licensing, rental, or other transfer or disposal of any Licensed Product (including, any related service).

2.	Research

2.1.	Performance of Research. In consideration of the sums to be paid by Company to Hadasit and subject to the other terms and conditions set out in this Agreement, Hadasit shall procure the performance of the Research at HMO, under the direction of the HMO Principal Investigator, during the Research Period, in accordance with the Research Program. For clarity, Hadasit shall continue the conduct of the Clinical Trial at HMO in accordance with the Protocol with funding provided by the Company. Company acknowledges that the Clinical Trial includes the use of Third Party Materials as further elaborated in Section 10.4 below.

2.2.	The Research shall be performed with due care and skill and in a professional manner consistent with generally accepted research and academic practice. Hadasit shall be entitled to subcontract any part of the Research and/or related obligations, subject to the written approval of Company which shall not be unreasonably withheld, conditioned or delayed.

2.3.	Company and Hadasit may review and modify the Research Program and extend the Research Period by such period and upon such terms and conditions as mutually agreed by Company and Hadasit in writing. Notwithstanding the foregoing, any requested change to the Clinical Trial Protocol shall be subject to Hadasit’s written consent and EC approval, and the cost thereof shall be assumed by the Company. If there is any conflict between this Agreement and the terms of the Research Program, as amended, the terms of this Agreement shall govern unless expressly stated otherwise in the Research Program. Notwithstanding the foregoing, the Protocol shall govern in the case of the clinical conduct of the Clinical Trial.

2.4.	The Clinical Trial has been approved by HMO’s EC. It is agreed that (i) in view of the fact that the Research Program may involve conducting experiments on and/or using animals, the performance of the Research Program may be subject to the Israeli Anti-Cruelty Law, 1994 and any other applicable Israeli laws and regulations, and to the approval of, and any modifications requested by the relevant animal care and use committee of HMO, in order to ensure compliance with the above laws and regulations; and (ii) in view of the fact that the performance of the Research Program may involve conducting experiments using human material (such as cells, blood, tissue, DNA, RNA, lysates, or body fluids), the performance of the Research and the Research Program shall be subject to the approval of, and any modifications requested by the relevant EC.

2.5.	If the HMO Principal Investigator shall cease to be available for the supervision of the performance of the Research for any reason, such cessation shall not constitute a breach by Hadasit of this Agreement. In the event that the HMO Principal Investigator shall cease to be available as aforesaid, Hadasit shall use its reasonable efforts to find from amongst the scientists of HMO a replacement scientist acceptable to Company (such acceptance to be in writing, and not to be unreasonably withheld), but no undertaking to find such replacement is given by Hadasit or HMO.

2.6.	It is agreed that nothing in this Agreement shall constitute a representation or warranty by Hadasit, or by HMO, express or implied, that any results will be achieved by the Research, or that the Research Results or any part thereof, are or will be commercially exploitable or of any other value and, furthermore, neither Hadasit nor HMO makes any warranties and representations, express or implied, whatsoever as to the Research and any Research Results, including implied warranties of non-infringement, merchantability or fitness for a particular purpose.

2.7.	Funding the Research. The Company undertakes to support Hadasit and HMO in the performance of the Clinical Trial and shall pay to Hadasit the cost of the performance of the Clinical Trial, as estimated in the Research Budget, as part of the Research Funding (as defined below). In consideration for the performance of the Research, Company undertakes to pay to Hadasit the fees and costs set forth in the Research Budget (the “Research Funding”), plus value added tax (“VAT”), all in accordance with the terms and conditions and payment schedule set out in the Research Budget. The first installment of the Research Funding shall be paid to Hadasit within five (5) days of the Effective Date, and all further payments of the Research Funding will be paid in accordance with the payment schedule set forth in the Research Budget. Such payments shall not be refundable, subject to Section 13.4.1. All payments shall be made by direct wire transfer to the bank account(s) indicated in the Research Budget.

2.8.	All payments made to Hadasit hereunder shall be made free and clear of any withholding taxes, levies and/or any other taxes or duties as may be required by applicable law and any set-off or counterclaim.

2.9.	Reporting. Hadasit will procure the preparation by the HMO Principal Investigator of (i) written reports, on a semi-annual basis regarding the Research activities; and (ii) a final written report summarizing the Research Results, within sixty (60) days of the end of the Research Period. Notwithstanding the foregoing, with respect to the Clinical Trial, Hadasit shall only provide a final report within ninety (90) of the completion of the Clinical Trial. Per Company’s request from time to time during the period of the Research, Hadasit and the HMO Principal Investigator shall exchange information as reasonably needed by the Company to evaluate the progress of the Research.

2.10.	The Company may engage BIRAD for the performance of additional research at BIU by any of the BIU Researchers and/or their research team members in respect of the Licensed Technology and/or Licensed Products. Any such research shall be subject to the entry of a written agreement between the Company and BIRAD in respect therewith. Any and all results, data, deliverables, inventions and other intellectual property arising from any such research shall be solely owned by BIRAD, or jointly by Company and BIRAD (based on inventorship contribution) and licensed hereunder and shall be considered as part of the Licensed Technology or Joint Technology (as applicable). Any such signed research agreement/s shall be provided to Hadasit within five (5) business days of its signature and shall be incorporated into this Agreement as an Exhibit hereto.

2.11.	Publications.

2.11.1.	Hadasit and Company recognize the traditional freedom of all scientists to publish and present promptly the results of their research. Hadasit and Company also recognize that obtaining patent rights can be jeopardized by public disclosure prior to the filing of suitable patent applications. Therefore, Hadasit will ensure that each proposed manuscript arising directly from the Research shall be submitted to Company at least forty-five (45) days prior to submission for publication for the purpose of enabling Company’s review for potentially patentable inventions with respect to which Company wishes to file patent applications.

2.11.2.	If Company has reason to believe that any such manuscript reveals a potentially patentable invention, Company may so notify Hadasit in writing prior to expiration of the forty-five (45) day period specified in Section 2.11.1. If Company so notifies Hadasit, Hadasit shall delay publication until the earliest to occur of: (i) the filing of a patent application with respect to such potentially patentable invention; (ii) Hadasit and Company have determined that the relevant invention is not patentable; or (c) sixty (60) days have elapsed from the date of Company’s notification under this Section 2.11.2.

2.11.3.	Each publication will adequately acknowledge and appropriately reflect the contribution of the relevant researchers and/or employees of each of Company and HMO and the source of the information included therein in accordance with customary scientific practice.

3.	Title

3.1.	The entire right, title and interest in and to the Licensed Patents and the Licensed Information (excluding the Research Results) shall be owned solely by the Licensors jointly.

3.2.	The Research Results of the Clinical Trial will be owned solely by Hadasit. The Research Results of any other Research (other than the Clinical Trial) will be owned solely by Hadasit or jointly by Hadasit and the Company in the case of Joint Technology, and shall be included in the scope of the License hereunder, subject to the terms of this Agreement.

3.3.	Subject to the License granted hereunder and/or applicable third party rights:

3.3.1.	the entire right, title and interest in and to all of the Joint Technology shall be owned jointly by Hadasit and/or BIRAD, (as applicable, based on inventorship contribution) and the Company. The Company shall be entitled to exploit the Joint Technology solely in accordance with the terms of this Agreement; and

3.3.2.	the entire right, title and interest in and to all of the Development Results shall be owned solely by Company, its Affiliates or Sublicensees (as the case may be).

4.	License Grants

4.1.	License Grant. Subject to the terms and conditions set forth in this Agreement and subject to third party rights, Licensors hereby grant to Company an exclusive, worldwide, royalty-bearing license, in the Territory, with rights to sublicense as set forth herein, under the Licensed Technology, all to make any and all uses thereof, including, to develop, have developed, manufacture, have manufactured, use, market, offer for sale, sell, have sold, export and import Licensed Products (including the rendering and/or sale of any service included within the definition of Licensed Products), all solely within the Field (the “License”).

4.2.	Reservation of Rights.

4.2.1.	Notwithstanding anything to the contrary herein, Licensors reserve, for themselves and their Affiliates (including, HMO and BIU), the right to use and/or practice the Licensed Technology in the Field for the purpose of teaching and for performing non-commercial research (including, research funded by the European community (such as FP7 and ERC, Horizon 2020, and other grants and donations), US federal government agencies (such as NIH, DARPA or other governmental funding agencies)) in each case either by themselves or through or in collaboration with third parties, and to grant such rights to other non-commercial third parties for such uses.

4.2.2.	Nothing in this Agreement shall be construed to limit in any way the rights of Licensors to practice, use or grant commercial or other licenses to third parties in respect of the Licensed Technology, for any purpose outside of the Field.

4.2.3.	Licensors, HMO, BIU and their respective employees and representatives will not be bound by any non-competition obligations, including with respect to similar or other inventions.

4.3.	Expansion of the Territory. Should the Company wish to expand the Territory to include lsrael, Cyprus and/or any other country in the Middle East, the Licensors shall favorably consider such request, provided that the Company shall grant Hadasit a right of first refusal to set up treatment centers, with the use of the Products, in any such countries.

4.4.	Affiliates and Contractors. The License granted to Company under Section 4.1 includes the right to have some or all of Company’s rights under Section 4.1 exercised or performed by one or more of Company’s Affiliates or third party contractors for and on behalf of Company, subject in each case to the terms and conditions of this Agreement; provided that:

4.4.1.	no such Affiliate or contractor shall be entitled to grant a Sublicense, whether directly or indirectly, to any third party;

4.4.2.	Company shall be responsible for the actions or omissions of such Affiliates or contractors in exercising such rights on behalf of Company;

4.4.3.	such Affiliate or contractor does not pay any consideration (including any indirect consideration, such as dividends) to Company for the authorization by Company to exercise such rights; and

4.4.4.	sales of Licensed Products (including the rendering and/or sale of any service included within the definition of Licensed Products) by such Affiliate or contractor will be considered as sales by Company.

4.5.	Sublicenses

4.5.1.	Company shall be entitled to grant Sublicenses under the License granted pursuant to Section 4.1, subject to the prior written consent of Hadasit (on behalf of the Licensors). Hadasit may reject a proposed sublicense in its sole discretion, including, on the grounds that the sublicense terms do not ensure that Licensors will receive sufficient payments that are calculated with reference to Sublicensee’s Net Sales.

4.5.2.	Each Sublicense shall be granted in a bona-fide arm’s length transaction, for monetary consideration only and pursuant to a written agreement which shall be in compliance and consistent with, and subject to, the terms and conditions of this Agreement and shall contain, among other things, provisions to the following effect:

(a)	all provisions necessary to ensure Company’s ability to perform its obligations under this Agreement;

(b)	a section substantially similar to Section 11 (Limitation of Liability) limiting any liability of the Licensors, HMO and BIU and a section substantially similar to Section 12 (Indemnification and Insurance), which also shall state that the Indemnitees (as defined in Section 12.1) are intended third party beneficiaries of such Sublicense agreement for the purpose of enforcing such indemnification;

(c)	in the event of termination of the License set forth in Section 13.3 (in whole or in part (e.g., termination in a particular country)), any existing Sublicense shall terminate to the extent of such terminated license; provided, however, that, for each Sublicensee, upon termination of a Sublicense agreement, if the Sublicensee is not then in breach of the Sublicense agreement such that Company would have the right to terminate such Sublicense agreement, such Sublicensee shall have the right to seek a license from Licensors. The Licensors agree to negotiate such licenses in good faith under reasonable terms and conditions, which shall not impose any representations, warranties, obligations or liabilities on Licensors that are not included in this Agreement;

(d)	provisions for monetary consideration, including the payment of royalties by such Sublicensee to Company, to be calculated on the basis of sales of Licensed Products by such Sublicensee, provided however that, for the purpose of this Section, “calculated on basis of sales” shall mean a calculation of royalties based on a definition of “sales” that substantially conforms to the definition of Net Sales set forth in this Agreement;

(e)	provisions implementing Licensors’ rights to reports and to audit Sublicensees’ records pursuant to Sections 7.1 and 7.2 hereof;

(f)	the Sublicensee shall not be entitled to sublicense its rights under such Sublicense agreement; and

(g)	the Sublicensee shall not be entitled to assign the Sublicense agreement without the prior written consent of the Licensors, except that the Sublicensee may assign the Sublicense agreement to a successor in connection with the merger, consolidation or sale of all or substantially all of its assets or that portion of its business to which the Sublicense agreement relates; provided, however, that any permitted assignee agrees in writing in a manner reasonably satisfactory to Licensors, to be bound by the terms of such Sublicense agreement.

4.5.3.	Delivery of Sublicense Agreement. Company shall provide Hadasit (acting on behalf of the Licensors) with (a) the then latest draft of the proposed Sublicense agreement at least twenty-one (21) days prior to the execution thereof, for Hadasit’s review and comments, if any, to be provided within not later than ten (10) days from delivery; and (b) a signed copy of each Sublicense agreement, together, within fourteen (14) days after the execution thereof. The same shall apply to any material amendments to a Sublicense agreement.

4.5.4.	Breach by Sublicensee. Any act or omission by a Sublicensee that would have constituted a breach of this Agreement had it been an act or omission by Company, shall constitute a breach of this Agreement.

4.6.	Company License. Company hereby grants to Hadasit and HMO a non-exclusive, worldwide, royalty-free license to use and practice the Development Results, for the purpose of performing the Research.

4.7.	Until the expiry of a period of three (3) years from the Effective Date and subject to the Company sponsoring Research at HMO at such time, Hadasit hereby grants to the Company a right of first look on any Included Inventions (as defined below), as further set forth in this Section 4.7 (“Right of First Look”). Hadasit shall use reasonable efforts to notify the Company of any Included Invention becoming known to Hadasit. The Company shall have sixty (60) days (the “Notice Period”) to notify Hadasit if it is interested in licensing such Included Invention, and Hadasit and the Company shall enter into negotiations of the relevant commercial terms for licensing such Included Invention. If (i) the Company shall have failed to so notify Hadasit of its interest in such Included Invention within the Notice Period, or (ii) if Hadasit and the Company do not sign an amendment to this Agreement or a separate license agreement with respect to such Included Invention, within ninety (90) days of the date of the Company’s written notice of interest, then Hadasit and HMO shall be free to deal with, license and/or commercialize the Included Invention as they deem fit and shall have no further obligation to the Company in respect thereof. Any information disclosed by or on behalf of Hadasit and/or the HMO Researchers under this Section shall be considered part of the Confidential Information of Hadasit and may only be used by the Company for the purposes of this Section 4.7.

For the purposes of this Section 4.7, an “Included Invention” shall mean any new patentable invention based on the Licensed Technology and directly related to the Licensed Technology (including improvements thereto), provided all of the following cumulative conditions are met: (i) the invention has been generated at HMO by any of the HMO Researchers (alone or together with one or more members of their laboratory teams) following the Effective Date; and (ii) an invention disclosure form was provided to Hadasit during the First Look Period; and (iii) the invention is wholly owned by Hadasit and the rights thereto are not encumbered to a third party in a manner limiting its inclusion in the Right of First Look.

4.8.	No Other Grant of Rights. Except for the licenses expressly granted herein, nothing in this Agreement shall be construed to confer any ownership interest, license or other rights upon either Party by implication, estoppel or otherwise as to any technology, intellectual property rights, products or biological materials of the other Party, or any other entity, regardless of whether such technology, intellectual property rights, products or biological materials are dominant, subordinate or otherwise related to any intellectual property rights licensed hereunder.

5.	Development and Commercialization

5.1.	Diligence. Company shall use commercially reasonable best efforts and shall cause its Sublicensees to use commercially best reasonable efforts to develop Licensed Products based on the Licensed Technology in the Field, in accordance with the Development Plan. In addition, Company, by itself or through its Affiliates or Sublicensees, shall achieve each of the Development Milestones within the time periods specified in Exhibit D.

5.2.	Adjustments of Development Plan. Amendments to the Development Milestones shall require the written agreement of Hadasit (acting on behalf of the Licensors) and Company. Subject to the foregoing, Company will be entitled, from time to time, to make such adjustments to the then applicable Development Plan as Company believes, in its good faith judgment, are needed in order to improve Company’s ability to meet the Development Milestones.

5.3.	Reporting. Within sixty (60) days after the end of each calendar year, Company shall furnish Hadasit (acting on behalf of the Licensors), with a written report summarizing its, its Affiliates’ and its Sublicensees’ efforts during the previous calendar year to develop and commercialize Licensed Products, including: (a) research and development activities; (b) commercialization efforts; and (c) marketing efforts. Each report must contain a sufficient level of detail for Licensors to assess whether Company is in compliance with its obligations under Section 5.1 and a discussion of intended efforts for the then current year. Together with each report, Company shall provide Hadasit with a copy of the then current Development Plan.

5.4.	Failure to Meet Development Milestone. In the event Company fails to meet any Development Milestone by its designated performance date as set forth in Exhibit D (a “Failure”), unless and to the extent a delay in achievement of a Milestone is necessitated by a Regulatory Authority or an event of force majeure as set forth in Section 15.13, Hadasit (acting on behalf of the Licensors) may notify Company in writing of Company’s Failure and shall allow Company sixty (60) days to cure such Failure. Company’s failure to cure such Failure to Hadasit’s reasonable satisfaction within such sixty (60) day period shall constitute a material breach of this Agreement and Hadasit (acting on behalf of the Licensors) shall have the right to terminate this Agreement pursuant to Section 13.3.2 without any obligation to make any payment to or compensate Company in any manner.

5.5.	Regulatory Filings. Company shall prepare and present all regulatory filings necessary or appropriate in any country and shall obtain and maintain any regulatory approval required to market Licensed Products in any such country. Company shall solely own all right, title and interest in and to all such regulatory approvals and filings; provided, however, that (i) Company shall provide copies thereof to Hadasit (acting on behalf of the Licensors), on an on-going basis; and (ii) upon termination of this Agreement by any Party pursuant to any of the provisions of Section 13.3, Company shall promptly provide Licensors with the right to reference, cross-reference, review, have access to, incorporate and use all documents and other materials filed by or on behalf of Company and its Affiliates with any Regulatory Authority in furtherance of applications for regulatory approval in the relevant country with respect to Licensed Products. Licensors shall be entitled to freely use and to grant others the right to use all such materials and documents.

5.6.	Compliance with Law. Company represents, warrants and covenants that it will comply, and will ensure that its Affiliates and Sublicensees comply, with all local, state, and international laws and regulations relating to the development, manufacture, use, sale and importation of Licensed Products. Without limiting the foregoing, Company represents, warrants and covenants that it will comply, and will ensure that its Affiliates and Sublicensees comply, with all applicable export control laws and regulations (including, United States export control laws and regulations).

5.7.	Consultation Services. The Company may engage HMO Personnel and/or BIU Personnel through Hadasit and BIRAD, respectively, to provide Consultation Services under separate consulting agreements entered into with Hadasit or BIRAD (as the case may be) and the relevant researchers. In the event of any contradiction between the provisions of this Agreement and any such separate consultancy agreement/s, the provisions of this Agreement shall govern, unless explicitly stated otherwise therein that any specific term is intended to supersede this Agreement.

6.	Consideration for Grant of License

In consideration for the License granted hereunder, Company shall pay Licensors the following:

6.1.	Upfront License Fee. Company shall pay the Licensors a non-refundable, non-creditable upfront license fee in the amount of one million five hundred thousand US dollars (US$1,500,000) payable within fifteen (15) days of the Effective Date.

6.2.	Annual License Fee. Within fifteen (15) days of the beginning of each contract year beginning on the first anniversary of the Effective Date and on every anniversary of the Effective Date thereafter Company shall pay Licensors an annual non-refundable license fee of fifty thousand US dollars ($50,000) (the “License Fee”). The License Fee is non-refundable, but may be credited each year against royalties payable on account of Net Sales made during that year.

6.3.	Royalties. Company shall during the Royalty Period pay royalties to the Licensors equal to * percent (*%) of all Net Sales by or on behalf of the Company, its Affiliates and/or Sublicensees.

Notwithstanding the foregoing, if a Licensed Product has been but is no longer covered by a Valid Claim in the country of sale, manufacture or use at the time of sale, the royalties payable with respect to Net Sales calculated in relation to such sale shall be reduced by 25%. The above reduction shall not apply if the Company abandoned the applicable Licensed Patents and/or Joint Patents in such country. For the avoidance of doubt, in no event shall royalties paid hereunder be refundable in the event of any invalidation of any Licensed Patent.

6.4.	Sales Milestone Payments. Company will pay Licensors the amounts set forth below (each, a “Sales Milestone Payment”) upon the occurrence of each of the following milestones (whether by Company, an Affiliate or a Sublicensee), in respect of each Licensed Product:

First time annual Net Sales of a Product exceed seven hundred million US dollars ($*)	US$	*
First time annual Net Sales of a Product exceed one billion US dollars ($*)	US$	*
First time annual Net Sales of a Product exceed one billion five hundred million US dollars ($*)	US$	*

Upon payment to the Company by a Sublicensee being triggered in respect of an event that triggers a Sales Milestone Payment, the Company shall pay Licensors the higher of (a) the amount set forth in this Section 6.4 above in respect of such event, or; (b) if a corresponding payment is made by a Sublicensee to the Company or its Affiliate, an amount equal to the percentage of Sublicense Receipts that would otherwise be due pursuant to Section 6.5.

6.5.	Sublicense Receipts. Company shall pay Licensors an amount equal to * percent (*%) of all Sublicense Receipts.

7.	Reports; Payments; Records

7.1.	Reports and Payments.

7.1.1.	Reports. Within thirty (30) days after the conclusion of each Calendar Quarter commencing with the first Calendar Quarter in which Net Sales are generated, or Sublicense Receipts are received, Company shall deliver to Licensors a report containing the following information (in each instance, with a Licensed Product-by-Licensed Product and country-by-country breakdown):

(a)	the number of units of Licensed Products sold by Company, its Affiliates and Sublicensees for the applicable Calendar Quarter;

(b)	the gross amount billed or invoiced for Licensed Products sold by Company, its Affiliates and Sublicensees during the applicable Calendar Quarter;

(c)	a calculation of Net Sales for the applicable Calendar Quarter, including an itemized listing of applicable deductions;

(d)	a detailed accounting of all Sublicense Receipts received during the applicable Calendar Quarter; and

(e)	the total amount payable to Licensors in U.S. Dollars in respect of Net Sales and Sublicense Receipts for the applicable Calendar Quarter, together with the exchange rates used for conversion.

Each such report shall be certified on behalf of Company as true, correct and complete in all material respects. If no amounts are due to Licensors for a particular Calendar Quarter, the report shall include a statement to such effect.

In addition, Company shall notify Licensors of the achievement of each milestone referred to in Section 6.4 above within five (5) days of such event.

7.1.2.	Payment. Within thirty (30) days after the end of each Calendar Quarter, Company shall pay Licensors all amounts due with respect to Net Sales and Sublicense Receipts for the applicable Calendar Quarter. Company shall make payment to Licensors of the applicable milestone payment set forth in Section 6.4 within thirty (30) days after the achievement of the relevant milestone.

7.1.3.	Payment Currency. All payments due under this Agreement shall be payable in U.S. Dollars unless agreed otherwise in writing. Conversion of foreign currency to U.S. Dollars shall be made at the conversion rate as reported in the Wall Street Journal on the last working day of the applicable Calendar Quarter. Such payments shall be without deduction of exchange, collection or other charges.

7.2.	Records. Company shall maintain, and shall cause its Affiliates and Sublicensees to maintain, complete and accurate records of Licensed Products that are made, used, or sold under this Agreement, any amounts payable to Licensors in relation to such Licensed Products, and all Sublicense Receipts received by Company and its Affiliates, which records shall include a country-by-country and Licensed Product-by-Licensed Product breakdown for each category listed above and shall contain sufficient information to permit Licensors to confirm the accuracy of any reports or notifications delivered to Licensors under Section 7.1.1.

Company, its Affiliates and/or its Sublicensees, as applicable, shall retain such records relating to a given Calendar Quarter for at least five (5) years after the conclusion of that Calendar Quarter, during which time Licensors shall have the right, at their expense, to cause an independent, certified public accountant (or, in the event of a non-financial audit (in full or in part), other appropriate auditor) to inspect such records during normal business hours for the purposes of verifying the accuracy of any reports and payments delivered under this Agreement and Company’s (or its Affiliate’s and Sublicensee’s) compliance with the terms hereof, upon reasonable prior notice to the audited entity.

Such accountant or other auditor, as applicable, shall not disclose to Licensors any information other than information relating to the accuracy of reports and payments delivered under this Agreement, or to the existence and content of any agreements, contracts or arrangements which are not in line with the Agreement.

The Parties shall reconcile any underpayment or overpayment within thirty (30) days after the auditor delivers the results of the audit. In the event that any audit performed under this Section 7.2 reveals an underpayment in excess of five percent (5%) in any calendar year, the audited entity shall bear the full cost of such audit.

7.3.	Late Payments. Any payments by Company that are not paid on or before the date such payments are due under this Agreement shall bear interest at the lower of (a) one and one half of a percent (1.5%) per month; and (b) the maximum rate allowed by law. Interest shall accrue beginning on the first day following the due date for payment and shall be compounded quarterly. Payment of such interest by Company shall not limit, in any way, Licensors’ right to exercise any other remedies Licensors may have as a consequence of the lateness of any payment.

7.4.	Payment Method. All payments due to the Licensors hereunder, other than fees for Consultation Services which may be due to BIRAD, and which shall be paid directly to BIRAD, shall be made by banker’s check or by direct wire transfer to Hadasit’s bank account, the details of which are as follows: Account name: *, Account No.: *, Branch Address: *, Interbank Swift Code (TID): *, IBAN: *. If made by wire transfer, such payments shall be marked so as to refer to this Agreement. Hadasit shall be responsible for the allocation of payments between Hadasit and BIRAD.

7.5.	Taxes; Withholding. All amounts payable hereunder are exclusive of applicable VAT, which shall be added to amounts due hereunder as applicable. If Company is required to withhold any amounts payable hereunder to Licensors due to the applicable laws of any country or applicable double taxation treaty, such amount will be deducted from the payment to be made by Company and remitted to the appropriate taxing authority for the benefit of Hadasit unless Hadasit provides Company with a tax certificate indicating a zero tax withholding in which case all payments shall be made without the withholding of any such applicable taxes. Subject to foregoing, Company will withhold only such amounts as are required to be withheld by applicable law in the country from which payment is being made or according to the applicable double taxation treaty and shall pay to Licensors (via Hadasit) an additional amount that shall, after the deduction or withholding has been made, leaves Licensors with the same amount as Licensors would have been entitled to receive in the absence of any such requirement to make a deduction or withholding. Company shall submit to Hadasit originals of the remittance voucher and the official receipt evidencing the payment of the corresponding taxes with the applicable royalty report. Company will cooperate with Hadasit to provide such information and records as Hadasit may require in connection with any application by Hadasit to the tax authorities in any country, including attempt to obtain an exemption or a credit for any withholding tax paid in any country.

8.	Patent Filing, Prosecution and Maintenance

8.1.	Patent Expense Reimbursement. Commencing on the Effective Date, the Company will bear all expenses relating to the filing, prosecution and maintenance of the Licensed Patents (including Joint Patents). In addition, within fifteen (15) days of the Effective Date, Company shall reimburse Hadasit for all previous documented out-of-pocket expenses incurred by Licensors in connection with the filing, prosecution and maintenance of the Licensed Patents and invoiced to Licensors prior to the Effective Date.

8.2.	Patent Rights. All Licensed Patents shall be filed, prosecuted, and maintained by Hadasit (on its own behalf and on behalf of BIRAD) through patent counsel selected by Hadasit and reasonably acceptable to the Company. Hadasit shall consult with the Company as to the preparation, filing, prosecution, protection and maintenance of the Licensed Patents reasonably prior to any deadline or action with respect to any material decision in the U.S. Patent and Trademark Office or any other patent office. All Joint Patents shall be filed, prosecuted, and maintained through patent counsel agreed upon by the Company and Hadasit (on its own behalf and on behalf of BIRAD). Such counsel shall confer with each of the Parties and attempt to achieve a consensus in all decisions made relative to the content of applications, the prosecution of Joint Patents and the content of communications with the relevant patent agencies, prior to any communications with such agencies.

8.3.	The Company and Hadasit and/or BIRAD shall meet, from time to time, together with such patent counsel at mutually agreed upon times and places to discuss overall patent strategy relative to the Joint Patents. Notwithstanding the foregoing, it is agreed that it shall be required to file, prosecute, protect and maintain patent applications and patents within the Licensed Patents (including the Joint Patents, if applicable) in at least the USA, the United Kingdom, Germany, France, Spain, Israel (the “Mandatory Jurisdictions”), at the Company’s expense.

8.4.	Abandonment. Should Company decide that it does not wish to pay for the preparation, filing, prosecution, protection or maintenance of any patent application or patent within the Licensed Patents (and the Joint Patents, if applicable) in any country (each, an “Abandoned Patent Right”), Company shall provide Licensors with prompt written notice of such election. Upon receipt of such notice by Licensors, Company shall be released from its obligations pursuant to Section 8.2 hereof with respect to such Abandoned Patent Right, provided, however, that Company shall remain responsible for expenses incurred prior to the receipt by Licensors of such notice.

8.5.	Effect of Abandonment of Licensed Patents. In the event of Company’s abandonment of any patent application or patent within the Licensed Patents (“Abandoned Licensed Patents”), Licensors, in their sole discretion, may terminate any license granted by Licensors to Company hereunder with respect to such Abandoned Licensed Patents upon written notice to Company (and any subsequently-filed patent application or patent that claims priority therefrom). If Licensors provide such notice, any license granted by Licensors to Company hereunder with respect to such Abandoned Licensed Patents (and any subsequently-filed patent application or patent that claims priority to it) will terminate and such Abandoned Licensed Patents will no longer be deemed Licensed Patents for purposes of Section 4. Licensors shall then be free, without further notice or obligation to Company, to grant rights in and to such Abandoned Licensed Patents to third parties. Notwithstanding the foregoing, if the Abandoned Licensed Patent is in a Mandatory Jurisdiction, such abandonment shall constitute a material breach of this Agreement, entitling Licensors to terminate this Agreement pursuant to Section 13.3.2 without any obligation to make any payment to or compensate Company in any manner.

8.6.	Effect of Abandonment of Joint Patents. In the event of Company’s abandonment of any Joint Patents (“Abandoned Joint Patents”), Licensors, in their sole discretion, may terminate any license granted to Company hereunder with respect to such Abandoned Joint Patents upon written notice to Company (and any subsequently-filed patent application or patent that claims priority therefrom). Should the Company resolve to abandon a Joint Patent, sole ownership and all rights in the same shall be transferred to the Licensor that is co-owner, without consideration.

8.7.	Other Patents. Company shall advise Licensors immediately upon the filing of any patent applications covering Development Results in whole or in part, and shall provide Licensors any information that they may request in such regard. Such information shall be deemed Confidential Information (defined below) of the Company.

8.8.	Marking. Company and its Affiliates and Sublicensees shall mark all Licensed Products sold by them in the United States with the word “Patent” and the number of all patent applications or patents included within the Licensed Patents and the Joint Patents, if applicable that cover such Licensed Products. All Licensed Products shipped or sold in other countries shall be marked in such a manner as to conform with the patent laws and practice of the country to which such products are shipped or in which such products are sold for purposes of ensuring maximum enforceability of the patents within the Licensed Patents and the Joint Patents in such country.

9.	Enforcement of Patent Rights

9.1.	Notice. In the event any Party becomes aware of any possible or actual infringement of any patent rights within Licensed Patents or the Joint Patents (an “Infringement”), such Party shall promptly notify the other Parties and provide them with details regarding such Infringement.

9.2.	Suit by Company. Company shall have the first right but not the obligation, to take action in the prosecution, prevention, or termination of any Infringement. Before Company commences an action with respect to any Infringement, it shall consider in good faith the views of Licensors and potential effects on the public interest in making its decision whether to sue. Should Company elect to bring suit against an infringer, it shall keep Licensors reasonably informed of the progress of the action and shall give Licensors a reasonable opportunity in advance to consult with Company and offer its views about major decisions affecting the litigation. Company shall give careful consideration to those views, but shall have the right to control the action; provided, however, that if Company fails to defend in good faith the validity and/or enforceability of the patent within the Licensed Patents and/or the Joint Patents in the action, or if Company’s license to a Valid Claim in the suit terminates, Licensors may elect to take control of the action pursuant to Section 9.3. Should Company elect to bring suit against an infringer and Licensors are joined as party plaintiffs in any such suit, each of the Licensors shall have the right to approve the counsel selected by Company to represent Licensors and Company, such approval not to be unreasonably withheld. The expenses of such suit or suits that Company elects to bring, including any expenses of Licensors incurred in conjunction with the prosecution of such suits or the settlement thereof, shall be paid for entirely by Company and Company shall hold each of the Licensors free, clear and harmless from and against any and all costs of such litigation, including attorney’s fees. Company shall not compromise or settle such litigation without the prior written consent of each of the Licensors, which consent shall not be unreasonably withheld or delayed. In the event Company exercises its right to sue pursuant to this Section 9.2, it shall first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorney’s fees, necessarily incurred in the prosecution of any such suit. If, after such reimbursement, any funds shall remain from said recovery, then Licensors shall receive an amount equal to twenty-five percent (25%) of such funds and the remaining seventy-five percent (75%) of such funds shall be retained by Company.

9.3.	Suit by Licensors. If Company does not take action in the prosecution, prevention, or termination of any Infringement pursuant to Section 9.2 above, and has not commenced negotiations with the infringer for the discontinuance of said Infringement, within ninety (90) days after receipt of notice to Company by Licensors of the existence of an Infringement, Licensors, or either of them, may elect to do so. The expenses of such suit or suits that such Licensor(s) elect to bring, including any expenses of Company incurred in conjunction with the prosecution of such suits or the settlement thereof, shall be paid for entirely by such Licensor(s) and such Licensor(s) shall hold Company free, clear and harmless from and against any and all costs of such litigation, including attorney’s fees. Such Licensor(s) shall not compromise or settle litigation in a manner that adversely impacts the rights of Company hereunder without the prior written consent of Company, which consent shall not be unreasonably withheld or delayed. In the event Licensors or either of them exercises their/its right to sue pursuant to this Section 9.3, they/it shall retain all sums recovered in such suit or in settlement thereof.

9.4.	Counsel. In the event Company takes action in the prosecution, prevention, or termination of any Infringement pursuant to Section 9.2, and Licensors reasonably believe there is a conflict of interest between Company’s interests and either of the Licensor’s own interests in connection with such action, the applicable Licensor shall have the right to be represented by counsel of its own selection in such action at Company’s expense. Without derogating from the foregoing, each Party shall always have the right to be represented by counsel of its own selection and at its own expense in any suit instituted under this Section 9 by the other Party.

9.5.	Cooperation. Each Party agrees to cooperate fully in any action under this Section 9 that is controlled by the other Party, provided that the controlling Party reimburses the cooperating Party promptly for any costs and expenses incurred by the cooperating Party in connection with providing such assistance.

9.6.	Declaratory Judgment. If a declaratory judgment action is brought naming Company and/or any of its Affiliates or Sublicensees as a defendant and alleging invalidity or unenforceability of any Valid Claims within the Licensed Patents and/or Joint Patents, Company shall promptly notify the applicable Licensor in writing and such Licensor may elect, upon written notice to Company within thirty (30) days after such Licensor receives notice of the commencement of such action, to take over the sole defense of the invalidity and/or unenforceability aspect of the action at its own expense.

9.7.	Patent Challenge. If Company, its Affiliate or a Sublicensee commences an action in which it challenges the validity, enforceability or scope of any of the Licensed Patents, or Joint Patents (a “Challenge Proceeding”), Licensors shall have the right to terminate this Agreement and the royalty rates specified in Sections 6.3 and 6.5 will be doubled with respect to Net Sales of Licensed Products that are sold during the pendency of such Challenge Proceeding, and the percentage due to Licensor in respect of Sublicense Receipts shall be doubled with respect to Sublicense Receipts during such period. If the outcome of such Challenge Proceeding is a determination in favor of Licensors, (a) the royalty rate specified in Sections 6.3 and 6.5, as applicable, with respect to Net Sales of Licensed Products that are covered by the Licensed Patents, Joint Technology or Joint Patents that are the subject of such Challenge Proceeding shall remain at such doubled rate, and the percentage due to Licensors in respect of Sublicense Receipts shall remain at such doubled rate; and (b) Company shall reimburse Licensors for all expenses incurred by Licensors (including reasonable attorneys’ fees) in connection with such Challenge Proceeding. If the outcome of such Challenge Proceeding is a determination in favor of Company, Company will have no right to recoup any royalties or percentages of Sublicense Receipts paid before or during the pendency of such Challenge Proceeding.

10.	Disclaimer of Warranties

10.1.	HADASIT MAKES NO WARRANTIES WHATSOEVER AS TO THE SUCCESS, OR COMMERCIAL OR SCIENTIFIC VALUE, OF THE RESEARCH OR RESEARCH RESULTS OR THAT THERE WILL BE ANY PATENT RIGHTS OR INVENTIONS. HADASIT MAKES NO REPRESENTATION THAT THE RESEARCH OR THE RESEARCH RESULTS WILL ENABLE THE DEVELOPMENT OF ANY PRODUCTS. LICENSORS MAKE NO REPRESENTATION THAT THE PRACTICE OF THE LICENSED INFORMATION OR THE DEVELOPMENT, MANUFACTURE, USE, SALE OR IMPORTATION OF ANY LICENSED PRODUCT, OR ANY ELEMENT THEREOF, WILL NOT INFRINGE THE PATENT OR PROPRIETARY RIGHTS OF ANY THIRD PARTY.

10.2.	NOTHING CONTAINED HEREIN SHALL BE DEEMED TO BE A WARRANTY BY EITHER LICENSOR THAT IT CAN OR WILL BE ABLE TO OBTAIN PATENTS ON PATENT APPLICATIONS, IF ANY, INCLUDED IN THE LICENSED TECHNOLOGY, OR THAT ANY LICENSED PATENT OR JOINT PATENT WILL AFFORD ADEQUATE OR COMMERCIALLY WORTHWHILE PROTECTION.

10.3.	EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER LICENSOR MAKES ANY WARRANTY WITH RESPECT TO ANY TECHNOLOGY (INCLUDING, THE LICENSED TECHNOLOGY, RESEARCH, RESEARCH RESULTS, PATENTS (INCLUDING, THE LICENSED PATENTS, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIM WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

10.4.	The Company hereby acknowledges that Licensors have informed it that part of the Invention and Licensed Know-How were arrived with the use of material received from or produced by the National Cancer Institute and Indiana University (the “Third Party Materials”) and the Clinical Trial includes the use of such Third Party Materials. The Company shall be solely liable to obtain, at its own expense, any right required so that it may utilize the Third Party Materials for any purpose, and Licensors provide no warranties of any nature, in relation to the Third Party Materials.

11.	Limitation of Liability

11.1.	EXCEPT WITH RESPECT TO MATTERS FOR WHICH COMPANY IS OBLIGATED TO INDEMNIFY LICENSORS UNDER SECTION 12 OR DAMAGES FOR THE USE OF LICENSORS’ INTELLECTUAL PROPERTY IN BREACH OF THIS AGREEMENT (WHICH FOR PURPOSES OF THIS AGREEMENT SHALL INCLUDE USE OF LICENSED TECHNOLOGY OUTSIDE THE FIELD OR WITHOUT PAYING AMOUNTS REQUIRED HEREUNDER), NEITHER LICENSORS NOR COMPANY WILL BE LIABLE TO THE OTHER WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR (A) ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS OR (B) COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES.

11.2.	NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN THIS AGREEMENT, LICENSORS’ AGGREGATE LIABILITY FOR ALL DAMAGES OF ANY KIND ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ITS SUBJECT MATTER SHALL NOT EXCEED THE AMOUNTS PAID TO LICENSORS UNDER THIS AGREEMENT.

12.	Indemnification; Insurance

12.1.	Indemnity. Company shall indemnify, defend and hold harmless Hadasit, , HMO, BIRAD, BIU, and their respective current and former directors, governing board members, trustees, officers, faculty, medical and professional staff, employees (including the Principal Investigators), students, and agents and their respective successors, heirs and assigns (collectively, the “Indemnitees”) from and against any claim, liability, cost, expense, damage, deficiency, loss or obligation or any kind or nature (including reasonable attorney’s fees and other costs and expenses of litigation) (collectively, “Claims”), arising out of any theory of liability (including actions in the form of tort, warranty, product liability, or strict liability and regardless of whether such action has any factual basis) concerning the exploitation or use of any of the Licensed Technology and any Licensed Products or the Development Results by Company, or any of its Affiliates or Sublicensees, or concerning any product, process, or service that is made, used, or sold pursuant to any right or license granted to Company under this Agreement.

12.2.	Procedures. If any Indemnitee receives notice of any Claim, such Indemnitee shall, as promptly as is reasonably possible, give Company notice of such Claim; provided, however, that failure to give such notice promptly shall only relieve Company of any indemnification obligation it may have hereunder to the extent such failure diminishes the ability of Company to respond to or to defend the Indemnitee against such Claim. Licensors and Company shall consult and cooperate with each other regarding the response to and the defense of any such Claim and Company shall, upon its acknowledgment in writing of its obligation to indemnify the Indemnitee, be entitled to and shall assume the defense or represent the interests of the Indemnitee in respect of such Claim, that shall include the right to select and direct legal counsel and other consultants to appear in proceedings on behalf of the Indemnitee and to propose, accept or reject offers of settlement, all at its sole cost; provided, however, that no such settlement shall be made without the written consent of the Indemnitee, such consent not to be unreasonably withheld. Nothing herein shall prevent the Indemnitee from retaining its own counsel and participating in its own defense at its own cost and expense.

12.3.	Insurance. Company shall maintain insurance policies as described below taking into consideration, among other things, the nature of the products or services commercialized. During clinical trials of any Licensed Product, Company shall, at its sole cost, procure and maintain a combined general liability insurance and clinical trials insurance in amounts not less than $5,000,000 per incident and $5,000,000 aggregate, as well as such other local coverage as required in each country in which such trial is conducted (if applicable). As of such time as any Licensed Product is being commercially distributed or sold, such insurance shall include commercial product liability insurance in amounts standard in the industry, but not less than (a) $5,000,000 per incident and $5,000,000 annual aggregate until Company reaches aggregate Licensed Product/s sales of US$500,000, and (b) $10,000,000 per incident and $10,000,000 annual aggregate at any time thereafter. Such insurance shall be obtained from a reputable insurance company. The Indemnitees shall be named as additional insured parties under such combined insurance policy and product liability insurance policy. Company hereby undertakes to comply punctually with all obligations imposed upon it under such policies, including the obligation to pay in full and punctually all premiums and other payments due under such policies. Company shall provide Licensors upon request with written evidence of such insurance. Company shall provide Licensors with written notice of at least fifteen (15) days prior to the cancellation or non-renewal of such insurance. Company shall continue to maintain such insurance (as a valid policy or through an extended reporting period) after the expiration or termination of this Agreement during any period in which Company or any Affiliate or Sublicensee continues to make, use, or sell Licensed Products, and thereafter for a period of seven (7) years.

13.	Term and Termination

13.1.	Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Section 13, shall continue in full force and effect until the later of the expiration of the last Valid Claim under a Licensed Patent or a Joint Patent or Exclusivity Right covering a Licensed Product, or the expiry of a continuous period of fifteen (15) years during which there shall not have been a First Commercial Sale of any Licensed Product in any country in the world, this Agreement will be deemed to have expired with respect to all countries.

13.2.	Effect of Expiration of Royalty Period. Following the expiration of the Royalty Period in any given country with respect to any Licensed Technology, Company shall have a fully-paid up, nonexclusive, worldwide license (with the right to grant sublicenses) under such Licensed Technology in such country. For the avoidance of doubt, the expiration of the Royalty Period shall not affect Company’s obligation to make payments on Sublicense Receipts, whether due and payable and collected by Company prior to or at any time after the expiration of the Royalty Period.

13.3.	Termination.

13.3.1.	Termination for Patent Challenge. Without limiting the provisions of Section 9.7 above, Licensors may terminate this Agreement immediately upon written notice to Company if Company, or any of its Affiliates or Sublicensees, commences an action in which it challenges the validity, enforceability or scope of any of the Licensed Patents or Joint Patents.

13.3.2.	Termination for Default.

(a)	In the event that either Party commits a material breach of its obligations under this Agreement and fails to cure such breach within thirty (30) days after receiving written notice with respect thereto, the other Party may terminate this Agreement immediately upon written notice to the Party in breach; provided however that in the case of a breach of Company’s payment obligations to Licensors hereunder, Company shall be entitled to no more than two (2) such cure periods in any calendar year and no more than six (6) such cure periods in any period of five (5) calendar years.

(b)	Licensors shall be entitled to terminate this Agreement in accordance with the provisions of Section 5.4 and 8.5.

13.3.3.	Bankruptcy. Licensors may terminate this Agreement upon notice to Company if Company becomes insolvent, is adjudged bankrupt, applies for judicial or extra-judicial settlement with its creditors, makes an assignment for the benefit of its creditors, voluntarily files for bankruptcy or has a receiver or trustee (or the like) in bankruptcy appointed by reason of its insolvency, or in the event an involuntary bankruptcy action is filed against Company and not dismissed within sixty (60) days, or if Company becomes the subject of liquidation or dissolution proceedings or otherwise discontinues business.

13.4.	Effect of Termination.

13.4.1.	Research. Upon termination of this Agreement by either Party pursuant to any of the provisions of Section 13.3, Hadasit shall be entitled to cease to perform the Research. In addition, except in the case of termination by Licensors for cause pursuant to Section 13.3.1, 13.3.2 or 13.3.3, Company shall not be obligated to make payment to Hadasit of any amounts set forth in the Research Budget for Research not yet performed or expenses not yet actually incurred as of such date of termination.

13.4.2.	Licenses. Upon termination of this Agreement for any reason other than expiry of its term pursuant to Section 13.1, (a) the rights and licenses granted to Company by Licensors under this Agreement shall terminate and Company shall have no further right to exploit Licensed Technology; (b) subject to subsection (c), Licensors shall have the unrestricted right to exploit Licensed Technology within or outside the Field without any obligation to Company; and (c) any existing agreements that contain a Sublicense shall terminate to the extent of such Sublicense; provided, however, that, for each Sublicensee, upon termination of the Sublicense agreement with such Sublicensee, if the Sublicensee is not then in breach of its Sublicense agreement with Company such that Company would have the right to terminate such Sublicense, such Sublicensee shall have the right to seek a license from the Licensors, Licensors agree to negotiate such license in good faith under reasonable terms and conditions, which shall not impose any representations, warranties, obligations or liabilities on Licensors that are not included in this Agreement.

13.4.3.	Joint Patents. Upon the termination of the Agreement for any reason other than the expiration of its term pursuant to Section 13.1, Company shall not have any rights in the Joint Technology and Joint Patents, and shall and hereby assigns all right, title and interest in any interest Company may have in the Joint Technology and Joint Patents to the Licensors who is the co-owner. In the event the applicable Licensor is unable to secure Company’s signature on any document needed to effect the foregoing, Company hereby irrevocably designates and appoints such Licensor and its duly authorized officers and agents as its agent and attorney-in-fact to act for and on its behalf to execute, verify and file any such document and to do all other lawfully permitted acts with the same legal force and effect as if executed by Company.

13.4.4.	Development Results. Upon the termination of the Agreement for any reason other than the expiration of its term pursuant to Section 13.1, Company shall transfer and assign to the Licensors all of the Development Results and any information and documents, in whatever form, relating thereto. Company shall fully cooperate with Licensors to effect such transfer and assignment and shall execute any document and perform any acts required to do so.

13.4.5.	License to Licensors. Upon the termination of this Agreement, Licensors receive a royalty-free, non-exclusive, worldwide license, with rights to sublicense, to make any and all uses of the Development Results and any Company interest in Joint Technology not transferred to Licensors which shall include, the right to develop, have developed, manufacture, have manufactured, use, market, offer for sale, sell, have sold, export and import Licensed Products.

13.4.6.	Return of Materials. Company shall return or transfer to Hadasit (acting on behalf of the Licensors), within fourteen (14) days of termination hereof, all material, in soft or hard copy, relating to the Licensed Technology or Licensed Products connected with the License, and it may not make any further use thereof. In the case of termination as set out herein, Company will not be entitled to any reimbursement of any amount paid to Licensors under this Agreement. Licensors shall be entitled to conduct an audit in order to ascertain compliance with this provision and Company agrees to allow access to Licensors or their representatives for this purpose.

13.5.	Accruing Obligations. Termination or expiration of this Agreement shall not relieve the Parties of obligations accruing prior to such termination or expiration, including obligations to pay amounts accruing hereunder up to the date of termination or expiration.

13.6.	Survival. The Parties’ respective rights, obligations and duties under Sections 3, 7, 10-15, as well as any rights, obligations and duties which by their nature extend beyond the expiration or termination of this Agreement, shall survive any expiration or termination of this Agreement for any reason.

14.	Confidentiality

Each Party agrees that, for a period of seven (7) years from date of disclosure, it will keep confidential, and not disclose or use Confidential Information (as defined below) other than for the purposes of this Agreement. Each Party shall treat such Confidential Information with the same degree of confidentiality as it keeps its own confidential information, but in all events no less than a reasonable degree of confidentiality.

For purposes of this Agreement, “Confidential Information” means any scientific, technical, trade or business information relating to the subject matter of this Agreement designated as confidential, or which otherwise should reasonably be construed under the circumstances as being confidential disclosed by or on behalf of a Party or any of its employees, researchers or students, whether in oral, written, graphic or machine-readable form, except to the extent such information: (i) was known to the receiving Party at the time it was disclosed, as evidenced by such Party’s written records at the time of disclosure; (ii) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Agreement; (iii) is lawfully and in good faith made available to the receiving Party by a third party who is not subject to obligations of confidentiality with respect to such information; or (iv) is independently developed without the use of or reference to Confidential Information, as demonstrated by documentary evidence.

Notwithstanding the foregoing, each Party may disclose the other Party’s Confidential Information:

(a)	only to those of its employees, researchers, officers, agents, subcontractors, consultants and any other Person acting on such Party’s behalf, who have a “need to know” such information in order to enable such Party to exercise its rights or fulfill its obligations under this Agreement and are legally bound by written agreements which impose confidentiality and non-use obligations comparable to those set forth in this Agreement; and

(b)	to any competent authority for the purposes of obtaining any approvals or permissions required for the implementation of this Agreement, or in connection with the filing and prosecution of any patent applications within the Licensed Patents [or Joint Patents], or in the fulfillment of a legal duty owed to such competent authority (including a duty to make regulatory filings or to comply with any other reporting requirements); and

(c)	to the extent required to be disclosed under any law, rule, regulation, court, or order of any competent authority, provided that the receiving Party promptly notifies the other Party thereof in order to enable the other Party to seek an appropriate protective order or other reliable assurance that confidential treatment will be accorded to such information (with the receiving Party’s assistance, if necessary), and such disclosure shall be made to the minimum extent required.

Company shall be responsible and liable to Licensors for any breach by its employees, officers, agents, subcontractors, consultants and other representatives, Affiliates, Sublicensees and investors of the undertakings of confidentiality set forth in this Section 14 as if such breach were a breach by Company itself.

15.	Miscellaneous

15.1.	No Security Interest. Company shall not enter into any agreement under which Company grants to or otherwise creates in any third party a security interest in this Agreement or any of the rights granted to Company herein. Any grant or creation of a security interest purported or attempted to be made in violation of the terms of this Section 15.1 shall be null and void and of no legal effect.

15.2.	Use of Name. Company shall not and shall ensure that its Affiliates and Sublicensees shall not, use the name or insignia of Licensors, HMO, BIU, or the name of any of their officers, employees (including the Principal Investigators), contractors, consultants, faculty, other researchers or students, or any adaptation of such names, without the prior written approval of Licensors. Licensors shall not use the name or insignia of Company, or the name of any Company’s employees, contractors, consultants, licensors or sublicensees, or any adaptation of such names, without the prior written approval of Company. Notwithstanding the above, (i) Company shall be entitled to describe truthfully in its business plan and related private placement materials the nature of the Agreement and the background of the HMO Principal Investigator and the Research Teams; and (ii) the Parties shall from time to time issue press releases and other public announcements describing the Agreement and other matters relating to the Research, the Research Results and the Licensed Products. Each such description, press release or announcement described in (i) or (ii) shall be subject to the prior written approval of Company and Hadasit and/or BIRAD (as applicable), such approval not to be unreasonably withheld or delayed. The restrictions set forth in this Section 15.2 shall not apply to any information required by law to be disclosed to any governmental entity.

15.3.	Entire Agreement. This Agreement is the sole agreement with respect to the subject matter hereof and except as expressly set forth herein, supersedes all other agreements and understandings between the Parties with respect thereto.

15.4.	Notices. Unless otherwise specifically provided, all notices required or permitted by this Agreement shall be in writing and may be delivered personally, or may be sent by electronic mail, overnight delivery or certified mail, return receipt requested, to the following addresses, unless the Parties are subsequently notified of any change of address in accordance with this Section 15.4:

If to Licensors: With a copy to (which will not constitute a notice): If to Company:

Hadasit Medical Research Services

& Development Ltd.

POB 12000

Jerusalem 91120 Israel

Email :grumbach@hadassah.org.il and

infohadasit@hadassah.org.il

Attention: VP Financing and Contracts

and

BIRAD – Research and Development Company Ltd.

Bar Ilan University, Bldg. 102. Ramat Gan 5290002, lsrael

Email : assaf@birad.biz and info@birad.biz

Attention : VP Business Development

Pearl Cohen Zedek Latzer Baratz

Azrieli Sarona Tower, 53rd floor,

121 Menachem Begin Rd.

Tel-Aviv, 6701203, Israel

Email : YBaratz@Pearlcohen.com

Attention: Adv. Yael Baratz

Immix Biopharma, Inc.

11400 West Olympic Blvd, Suite 200

Los Angeles, CA 90064

Attention: Legal

legal@immixbio.com

Any notice shall be deemed to have been received as follows: (a) by personal delivery, upon receipt; (b) by electronic mail or overnight delivery, one (1) business day after transmission or dispatch; (c) by certified mail, as evidenced by the return receipt. If any notice terminating this Agreement is sent by electronic mail, a confirming copy thereof shall be sent by mail to the same address.

15.5.	Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of Israel, without regard to the application of principles of conflicts of law that direct that the laws of another jurisdiction apply, except for matters of patent law, which, other than for matters of inventorship on patents, shall be governed by the patent laws of the relevant country of the patent. The Parties hereby consent to personal jurisdiction in Israel and agree that the competent court in Jerusalem, Israel shall have sole jurisdiction over any and all matters arising from this Agreement.

15.6.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns.

15.7.	Preamble and Exhibits. The Preamble and Exhibits to this Agreement constitute an integral part hereof.

15.8.	Headings. Section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement.

15.9.	Counterparts. The Parties may execute this Agreement in two or more counterparts, each of which shall be deemed an original.

15.10.	Amendment; Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each Party or, in the case of waiver, by the Party waiving compliance. The delay or failure of either Party at any time or times to require performance of any provisions hereof shall in no manner affect the rights at a later time to enforce such performance. No waiver by either Party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

15.11.	No Agency or Partnership. Nothing contained in this Agreement shall give either Party the right to bind the other or be deemed to constitute either Party as agent for or partner of the other or any third party.

15.12.	Assignment and Successors. Company may not assign its rights under the Agreement without Licensors’ consent, and in any assignment by Company the assignee shall agree in writing to be bound by the terms of this Agreement. Subject to the foregoing, this Agreement shall inure to the benefit of the Party’s respective successors and assigns.

15.13.	Force Majeure. Neither Party will be responsible for delays resulting from causes beyond the reasonable control of such Party and without the fault of such Party, including, without limitation, fire, explosion, flood, war, strike, or riot, excluding COVID-19 pandemic, provided that the nonperforming Party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

15.14.	Interpretation. Each Party hereto acknowledges and agrees that: (a) it and/or its counsel reviewed and negotiated the terms and provisions of this Agreement and has contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to both Parties and not in favor of or against either Party, regardless of which Party was generally responsible for the preparation of this Agreement.

15.15.	Severability. If any provision of this Agreement is ruled invalid or unenforceable by any court of competent jurisdiction, the remainder of this Agreement shall not be affected and the invalid or unenforceable provision shall be reformed or construed to reflect the commercial understandings between the Parties so that it would be valid, legal and enforceable to the maximum extent possible.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

Hadasit Medical Research Services & Development Ltd.		Immix Biopharma Cell Therapy, Inc.

By:	/s/ Tamar Raz	By:	/s/ Ilya Rachman

Name:	Dr. Tamar Raz	Name:	Ilya Rachman

Title:	CEO	Title:	CEO

BIRAD – Research and Development Company Ltd.

By:	/s/ Tavida Ben-Porz

Name:	Tavika Ben-Porz

Title:	CEO

DECLARATION BY Prof. Polina Stepensky

I, the undersigned, Prof. Polina Stepensky, hereby confirm that I have read the above Research and License Agreement (the “Agreement”) and that I shall act in conformity with the Agreement so as to enable performance thereof, to the extent dependent on me, and refrain from any act or omission that may constitute a breach of the Agreement.

/s/ Polina Stepensky	12/8/2022
Prof. Polina Stepensky	Date signed

DECLARATION BY Dr. Shlomit Kfir-Erenfeld

I, the undersigned, Dr. Shlomit Kfir-Erenfeld, hereby confirm that I have read the above Research and License Agreement (the “Agreement”) and that I shall act in conformity with the Agreement so as to enable performance thereof, to the extent dependent on me, and refrain from any act or omission that may constitute a breach of the Agreement.

/s/ Shlomit Kfir-Erenfeld	12/8/2022
Dr. Shlomit Kfir-Erenfeld	Date signed

DECLARATION BY Dr. Nathalie Asherie

I, the undersigned, Dr. Nathalie Asherie, hereby confirm that I have read the above Research and License Agreement (the “Agreement”) and that I shall act in conformity with the Agreement so as to enable performance thereof, to the extent dependent on me, and refrain from any act or omission that may constitute a breach of the Agreement.

/s/ Nathalie Asherie	12/8/2022
Dr. Nathalie Asherie	Date signed

DECLARATION BY Prof. Cyrille J. Cohen

I, the undersigned, Prof. Cyrille J. Cohen, hereby confirm that I have read the above Research and License Agreement (the “Agreement”) and that I shall act in conformity with the Agreement so as to enable performance thereof, to the extent dependent on me, and refrain from any act or omission that may constitute a breach of the Agreement.

/s/ Cyrille J. Cohen	12/8/2022
Prof. Cyrille J. Cohen	Date signed

DECLARATION BY Dr. Ortal Harush

I, the undersigned, Dr. Ortal Harush, hereby confirm that I have read the above Research and License Agreement (the “Agreement”) and that I shall act in conformity with the Agreement so as to enable performance thereof, to the extent dependent on me, and refrain from any act or omission that may constitute a breach of the Agreement.

/s/ Ortal Harush	12/8/2022
Dr. Ortal Harush	Date signed

Exhibits

Exhibit A(1) –Licensed Patents

Exhibit A(2) –Licensed Know-How

Exhibit B(1) – Research Program

Exhibit B(2) – Research Budget

Exhibit C – Development Plan

Exhibit D – Development Milestones

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